Exhibit 99.1

Safe Harbor Statement

This August 11, 2009 presentation includes forward-looking information regarding American Petro Hunter that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will", "would", "should", "plans", "likely", "expects", "anticipates", "intends", "believes", "estimates", "thinks", "may", and similar expressions, are forward-looking statements. Statements that are not historical facts are also forward looking statements. Although we believe that our expectations are based on reasonable assumptions, there are risks, uncertainties and other factors that could cause actual results to be materially different from those in the forward-looking statements. These factors include, among other things: our ability to replace reserves and efficiently exploit reserves, our ability to make acquisitions on economically acceptable terms, production expense estimates, cash flow estimates, future financial performance, planned capital expenditures, market conditions, uncertainties inherent in oil and gas production operations, unexpected future capital expenditures accuracy of well test results, and successful transition from our well-testing period to full commercial production and the successful management of our capital development project and other normal business risks.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008 and other cautionary statements described in our subsequent reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

Exhibit 99.1

POSTON KANSAS

- #1 Lutters-producing well
  - Estimated production of 50 BOPD
  - We have a 25% working interest and 20.5% net revenue interest
  - Sales forecast at $52 per barrel
  - Offset well Oct 2009 producing Nov 2009
- Estimated cost of $64,500 Dry Hole, and $44,500 for completion and facilities
- Same costs estimated for offset well
- 2 wells fully developed on the lease

Exhibit 99.1

ROONEY KANSAS

- $260,000 seismic shoot - 50% paid by AAPH
- Planned drilling 5,000 foot wells starting Oct 2009 - then one well every other month
- 10 wells @ $400,000 drilled and completed -$200,000 expected costs to AAPH
    - We have a 50% working interest and 41% net revenue interest
- Sales forecast at $52 per barrel
- 10 wells fully developed

Exhibit 99.1

SACRAMENTO GAS

- Planned drilling Sept 2009, with anticipated production May 2010
- Estimated costs of Dry Hole $142,000, and completion $55,000
- We have a 25% working interest and 18.75% net revenue interest
- Estimated stable production rate 3,000 MCF/day - 750 MCF/day net to AAPH
- Forecast pricing $3.95 MCF PG&E Citygate
- Estimated 9 mile Pipeline costs - $900,000-$225,000 net to AAPH
- 2 off set wells - same estimated costs less tie-in – anticipated in July 2010, Sept 2010
- 3 wells fully developed

Exhibit 99.1

VICTORY GAS

- Planned drilling Aug 2009-with anticipated production by Oct 31, 2009
- Estimated costs of Dry Hole $142,500, and completion $55,000
- We have 25% working interest and 18.75% net revenue interest
- Estimated stable rate 3,000 MCF/day-750 MCF/day net AAPH
- Forecast pricing $3.96 PG&E Citygate
- Estimated 1/3 Pipeline costs-$30,000 tie-in cost-$7,500
- Forecast for production in October 2009
- 1 offset well-same estimated cost anticipated in July 2010
- 2 wells fully developed